Exhibit 10.5

August 5, 2022

Stuart Poulton

Dear Stuart,

Thank you for all you have done to contribute to Karyopharm’s continued success. As discussed, we are happy to promote you to Executive Vice President, Chief Development Officer, effective July 27th, 2022. We believe this position will be a challenging and exciting one.

In connection with your promotion, your semi-monthly salary will be $18,750.00 USD ($450,000.00 if annualized), subject to all applicable taxes and withholdings. Your target annual bonus percentage will remain at 40%.

Subject to the approval of the Board of Directors, the Company will grant you a stock option to purchase 45,000 shares of the Company’s common stock, (the “Common Stock”), at a price per share equal to the closing price per share of the common stock on the Nasdaq Global Select Market on the date of grant. The stock option will vest over four years at the rate of 25% on the one-year anniversary of your grant date, with the remaining shares to vest monthly over the following three years, subject to your continued engagement with the Company on each vesting date.

Subject to the approval of the Board of Directors, the Company will grant you 25,000 restricted stock units (“RSUs”) on the grant date. The RSUs will vest over four years at the rate of 25% on each of the four (4) consecutive anniversaries of the grant date, subject to your continued engagement with the Company on each vesting date.

All other terms and conditions regarding your employment with Karyopharm remain subject to your offer letter.

Thank you again for all you have done to contribute to Karyopharm’s success! Congratulations!

Sincerely,

/s/ Steven Rotman

Steven Rotman

Chief People & Corporate Engagement Officer